                                                                      EXHIBIT 99

                            TRW Inc. and Subsidiaries
                        Computation of Ratio of Earnings
                          to Fixed Charges - Unaudited

                         (In millions except ratio data)



                       Nine Months                                          Years Ended December 31
                          ended                   -------------------------------------------------------------------------------
                    September 30, 1997                1996               1995            1994            1993           1992
                    ------------------            ----------------    ------------    -----------     -----------    -------------

Earnings from continuing
  operations before income
  taxes                        $579.7                $302.2(A)           $625.5          $435.5          $289.2          $276.4

Unconsolidated affiliates        (5.7)                  1.4                 1.3            (0.6)            0.7            (0.9)

Minority earnings                14.1                  11.5                10.8             7.7             1.4             0.1

Fixed charges excluding
  capitalized interest           90.5                 129.0               137.2           145.3           177.5           208.1
                                 ----                 -----               -----           -----           -----           -----

Earnings                       $678.6                $444.1              $774.8          $587.9          $468.8          $483.7
                               ------                ------              ------          ------          ------          ------



Fixed Charges:
Interest expense                $56.8                 $84.2               $94.7          $104.7          $137.4          $162.1

Capitalized interest              3.1                   3.5                 5.1             6.6             7.9            12.7

Portion of rents representa-
  tive of interest factor        33.7                  43.2                41.4            39.2            37.9            45.8

Interest expense of uncon-
  solidated affiliates            0.0                   1.6                 1.1             1.4             2.2             0.2
                                  ---                   ---                 ---             ---             ---             ---

Total fixed charges             $93.6                $132.5              $142.3          $151.9          $185.4          $220.8
                                -----                 -----              ------          ------          ------          ------

Ratio of earnings to fixed       7.2x                  3.4x                5.4x            3.9x            2.5x            2.2x
  charges                         ----                  ----                ----            ----            ----            ----


(A) The 1996 earnings from continuing operations before income taxes of $302.2 million includes a charge of $384.8 million as a result of actions taken in the automotive and space and defense businesses.